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                                                                   EXHIBIT 10.19
                      BROADBAND AUCTION SERVICES AGREEMENT

This Broadband Auction Services Agreement ("Agreement") is entered into on December 28, 2000 but effective as of May 1, 2000 ("Effective Date"), by and between At Home Corporation, a Delaware corporation ("Excite@Home"), located at 555 Broadway, Redwood City, CA 94063, and FairMarket, Inc., a Delaware corporation ("FairMarket"), located at 500 Unicorn Park Drive, Woburn, MA 01801.

                                    RECITALS

A. FairMarket and Excite@Home, as successor-in-interest to Excite, Inc., are parties to an Auction Services Agreement dated as of August 26, 1999 (the "Original Agreement).

B. FairMarket has developed and hosts and maintains on behalf of Excite@Home a broadband community auction site at the URL designated for this purpose by Excite@Home, currently http://home-auctions.excite.com (the "Broadband Auction Site") and the parties desire to set forth the terms and conditions with respect thereto.

1.  SERVICE

    a) FairMarket has developed the Broadband Auction Site utilizing the functional specifications of the AuctionPlace Service described in the Community MarketPlace Product Features and Services Description Features, the current version of which is attached as EXHIBIT D hereto (the "Specifications"). FairMarket will host and maintain the Broadband Auction Site substantially in accordance with the provisions of the Specifications applicable to the AuctionPlace Service and in accordance with this Section 1 and EXHIBIT A hereto. FairMarket will be responsible for all system operation software costs, hardware costs and operation costs incurred in connection with the development, hosting and maintenance of the Broadband Auction Site.

    b) Excite@Home will display links to the Broadband Auction Site in a variety of locations across the Excite Network. "Excite Network" shall mean the following web sites owned and/or operated by Excite: home.excite.com, but shall not include Excite's business portal located at www.work.com (including any versions, upgrades, successors or replacements thereof). Excite@Home will have sole discretion and control over the placement, content, look and feel, and positioning of such links.

    c) In addition to the services set forth above in this Section 1, FairMarket shall perform the operating services set forth in EXHIBIT B hereto.

    d) The parties acknowledge there shall be no obligation of exclusivity on either party regarding the Broadband Auction Site.

2.  ADVERTISING ON THE BROADBAND AUCTION SITE

    a) Excite@Home will sell and serve all advertising, including, but not limited to banner and sponsorship advertising, on all pages within the Broadband Auction Site.

    b) Excite@Home shall retain all revenue collected from or generated by Excite through such advertising, including but not limited to commissions or referral fees on product sales.

3.  IMPLEMENTATION AND SERVICE FEES, TRANSACTION REVENUE

    a) Excite@Home shall pay FairMarket a one-time Implementation Fee of $10,000 for the FairMarket implementation services described in Section 1.a) hereof. Such implementation fee is due and payable upon Excite@Home execution of this Agreement.


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    b)   Excite@Home shall pay FairMarket a monthly Service Fee for the
         FairMarket services provided for in Section 1.c) above, Section 4 of EXHIBIT A and EXHIBIT C, beginning June 1, 2000, at the rate of
         $10,000 per month, provided that if the number of Broadband Auction Site page views during any calendar month exceeds 2,000,000, then the amount of the monthly Service Fee will automatically be increased to $15,000 per month beginning with such month. Service Fees will be invoiced monthly in advance. The aggregate Service Fees for the period from June 1, 2000 through December 31, 2000 are payable upon execution of this Agreement. The parties acknowledge there shall be no liability nor payment from Excite@Home for any such services supplied during the period beginning January and ending May 31, 2000.

    c) Any work performed by FairMarket, which is beyond the scope of the services set forth in Sections 3.a) and 3.b) hereof will be regarded as Professional Services, and Excite@Home shall pay FairMarket a fee for such services at a rate of $200.00 per hour, plus reasonable expenses, excluding travel time. No Professional Services will be provided by FairMarket without the prior written agreement of Excite@Home as to the scope, deliverables, timing, anticipated expense and work effort of such Services.

    d) All invoices for the fees provided for under Sections 3.b) and 3.c) are payable within thirty (30) days of the invoice date.

    e)   Listing and Transaction Fees

         i)     Definitions

                  A. "Seller(s)" shall mean a user who lists product(s) or service(s) for sale on a site in the FairMarket Network.

                  B. "Transaction Fees" shall mean any fee charged to Sellers that become payable upon the consummation of a sale of a product or service on a site in the FairMarket Network.

                  C. "Listing Fees" shall mean any fee charged to Sellers for placing any listing of products or services on the Broadband Auction Site.

         ii) FairMarket shall determine the amount, if any, of Transaction Fees and Listing Fees for the Broadband Auction Site. FairMarket will take into consideration current industry pricing and the competitive environment when setting pricing, and will establish pricing comparable to that charged by leading independent auction sites and other leading portals. Unless expressly requested or authorized by Excite@Home, under no circumstances will the Transaction Fees or Listing Fees on the Broadband Auction Site be higher in aggregate than those on any of FairMarket's other similar co-branded auction services. Unless expressly requested and authorized by Excite@Home, under no circumstances after the initial launch period (not to exceed three (3) months following the Effective Date) will the Transaction Fees or Listing Fees on the Broadband Auction Site be zero.

         iii) Listing Fees. FairMarket will remit to Excite 100% of all Listing Fees billed and collected by FairMarket, net of actual payment processing costs (which payment processing costs shall not exceed 2.5% of all Listing Fees).


         iv) Transaction Fees. FairMarket will remit to Excite (A) 100% of all Transaction Fees billed and collected by FairMarket (net of actual payment processing costs (which shall not exceed 2.5% of all Transaction Fees), actual chargebacks and actual returns) arising from the sale on the Broadband Auction Site of a listing placed on the Broadband Auction Site and (B) 66-2/3% of all Transaction Fees billed and collected by FairMarket (net of actual payment processing costs (which shall not exceed 2.5% of all Transaction Fees),

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                actual chargebacks and actual returns) arising from the sale on another site in the FairMarket Network of a listing placed on the Broadband Auction Site, with FairMarket to retain 33-1/3% of such Transaction Fees. FairMarket will pay Excite 33-1/3% of all Transaction Fees billed and collected by FairMarket (net of actual payment processing costs (which shall not exceed 2.5% of all Transaction Fees), actual chargebacks and actual returns s) arising from the sale on the Broadband Auction Site of a listing placed another site in the FairMarket Network.

         v) FairMarket will be responsible for the online billing of Transaction Fees and Listing Fees, exclusive of applicable taxes, if any, that are to be charged to a Broadband Auction Site registered Seller's credit card through the automated features of the AuctionPlace Service. FairMarket will use commercially reasonable efforts to collect such fees on-line, provided that (A) FairMarket is not obligated to bill a specific Seller for any such fees until the aggregate amount of unpaid fees with respect to such Seller equals or exceeds twenty-five and no/100 dollars ($25.00), provided that FairMarket shall bill each Seller any unbilled fees at least once per month, and (B) FairMarket will not be required to perform any billing or collection services other than on-line, it being understood and agreed that all Sellers will be required to enter a credit card to register on the Broadband Auction Site. vi) FairMarket will pay Excite@Home, on a quarterly basis, the portion of all Listing Fees and Transaction Fees that are payable to Excite@Home under this Section 3.e) within thirty (30) days following the end of each calendar quarter, each such payment to be accompanied by a statement showing in reasonable detail for each month in such calendar quarter the Broadband Auction Site Listing Fees and Transaction Fees billed and collected by FairMarket.

         vii) Excite@Home shall have the right, upon reasonable notice to FairMarket, exercised no more than once per year during the term hereof, to audit any or all of the statements (including the underlying books or records) delivered by FairMarket to Excite@Home pursuant to this Section 3.e), for the sole purpose of verifying the completeness and accuracy of such statements and the amounts due to Excite@Home. Such audits may be conducted by Excite@Home's employees or by an independent public accountant reasonably satisfactory to FairMarket, provided that such employees or independent public accountants shall first execute a confidentiality agreement in a form reasonably specified by FairMarket. All costs of each audit shall be borne by Excite@Home, provided, however, that if any audit reveals an underpayment by FairMarket of ten percent (10%) or more of the amount due to Excite@Home during the period under audit, FairMarket shall promptly pay Excite@Home such difference and reimburse Excite@Home in full for the cost of such audit.

4.  TERM

    a) The initial term of this Agreement shall commence on the Effective Date and will end on April 30, 2001 (the "Initial Term").

    b) Following the Initial Term, the Agreement will automatically renew for twelve (12) month terms until cancelled in writing by either party at least thiry (30) days prior to the end of the then-current term. All financial arrangements will carry forward unless the parties agree otherwise prior to any renewal.


5.  TERMINATION

    a) Either party may terminate this Agreement if the other party breaches any material obligation hereunder and such breach remains uncured for thirty (30) days following the receipt of written notice to the breaching party of the breach and the notifying party's intention to terminate.

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    b)   Either party may terminate this Agreement for convenience upon ninety
         (90) days prior written notice to the other party.

    c) Notwithstanding the provisions set forth in 5.a) and 5.b) above, in the event of three (3) or more unplanned outages (each for a period of fifteen (15) minutes or longer and each in a separate 24-hour period) of the Broadband Auction Site in any thirty (30) day period, or in the event of one or more major unplanned outage (for a period of five (5) hours or longer) of the Broadband Auction Site in any thirty (30) day period, Excite@Home may immediately terminate the Agreement without notice and without a cure period.

    d) Upon termination of this Agreement, Excite@Home shall immediately discontinue all use of the Broadband Auction Site and return to FairMarket, or destroy, all intellectual property belonging solely to FairMarket.

    e) All payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty (30) days of such termination or expiration.

    f) The provisions of Section 9 (Confidentiality), Section 10 (Warranty and Indemnity), Section 11 (Limitation of Liability) and Section 12 (Dispute Resolution) shall survive any termination or expiration of the Agreement.

6.  USAGE REPORTS AND USER DATA

    a) In addition to the usage reports made available to Excite@Home via the Administrative Module (as defined in EXHIBIT A), FairMarket will provide weekly and monthly usage reports as detailed in EXHIBIT C ("Usage Reports").

    b) For the purpose of this Agreement, "User Data" shall mean all information submitted by a user of the Broadband Auction Site ("User") to either party to this Agreement. "Individually Identifiable User Data" shall mean data which can be reasonably used to identify a specific individual such as their name, address, phone number, etc.

    c) Both parties acknowledge that any individual user of the Internet could be a customer of At Home Corporation and/or FairMarket through activities unrelated to this Agreement. Both parties further acknowledge that any User Data gathered independent of this Agreement, even for Users that utilize both party's services, shall not be covered by this Agreement.

    d) Excite@Home shall retain all rights to any User Data obtained through this Agreement. Excite@Home will have full access to all User Data via the Administrative Module (as defined in EXHIBIT A). Upon expiration or termination of the Agreement, FairMarket will provide to Excite@Home any User Data not available to Excite@Home at the time of such termination or expiration; such User Data will be provided in an electronic format to be agreed upon by the parties and will be provided to Excite@Home within thirty (30) days following such termination or expiration.

    e) During the term of this Agreement, Excite@Home hereby grants FairMarket a limited license to aggregate and use the User Data only as follows. In the case of User submitted listings, Excite@Home grants FairMarket the right to aggregate and distribute such listings across the FairMarket Network. Excite@Home agrees that FairMarket shall be able to utilize aggregate information for the purposes of improving the Broadband Auction Site. FairMarket may utilize, at its sole discretion, aggregated data from the Broadband Auction Site only when aggregated with data from FairMarket's other customers in such a way as to render impossible the identification of individualized information; the provisions of this sentence shall survive the termination or expiration of this Agreement.

    f) Both parties agree that they will not sell, disclose, transfer, or rent the Individually Identifiable User Data (IIUD) to any third party, nor will either party use said Individually Identifiable User Data on behalf of any third party, without the express permission of the User and Excite@Home. In such cases where User permission for dissemination of Individually Identifiable User Data has been obtained, FairMarket shall use all reasonable efforts to

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         include and enforce within such dissemination contracts or agreements a requirement for the inclusion of an unsubscribe feature in all email communications generated by, or on behalf of, third party users of said Individually Identifiable User Data.

    g) All licenses to use any User Data, including IIUD, shall terminate upon termination of this Agreement, subject to the provisions in the last sentence of section 6.e above.

7.       SERVICE OWNERSHIP AND LICENSE

    a) FairMarket will retain all right, title and interest in and to its service worldwide (including, but not limited to, ownership of all copyrights and other intellectual property rights therein). During the term of this Agreement, and subject to the terms and conditions of this Agreement, FairMarket hereby grants to Excite@Home a royalty-free, non-exclusive, license to use, distribute, transmit and publicly display the Broadband Auction Site in accordance with this Agreement.

    b) Notwithstanding Section 5 d, Excite@Home will retain all right, title and interest in and to its service worldwide (including, but not limited to, ownership of all copyrights and other intellectual property rights therein).

8.  TRADEMARK OWNERSHIP AND LICENSE

    a) FairMarket will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to Excite@Home hereunder.

    b) Excite@Home will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, subject to the limited license granted to FairMarket hereunder.

    c) Each party ("Licensor") hereby grants to the other a non-exclusive, limited license to use Licensor's trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with Licensor's reasonable policies regarding advertising and trademark usage, as shall be established or changed from time to time, in each party's sole discretion.

    d) Upon the expiration or termination of this Agreement, each party will cease using the trademarks, service marks and/or trade names of the other except:

         i.     As the parties may agree in writing; or

         ii.    To the extent permitted by applicable law.

9.  CONFIDENTIALITY

    a) For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's (or its suppliers') business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential" or "proprietary"; or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential.

    b) Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently.

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    c)   Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

    d) Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

    e) Notwithstanding the foregoing, Excite@Home acknowledges that FairMarket believes it will be required to file this Agreement as an exhibit to a report filed by it under the Securities Exchange Act of 1934, as amended, in accordance with the rules and regulations under such Act (or, if applicable, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder or the rules of the NASDAQ). Excite hereby consents to such public filing/announcement provided that FairMarket notifies Excite at least 24 hours in advance of such filing/announcement and provides Excite with a reasonable opportunity to review the text of such filing/announcement.

WARRANTY AND INDEMNITY

    a) Each of FairMarket and Excite@Home warrants that it owns, or has obtained all necessary rights to distribute and make available as specified in this Agreement, any and all information, service or content provided to the other party or made available to third parties in connection with this Agreement, including without limitation in the case of FairMarket, the FairMarket Auction Service(s).

    b) FairMarket warrants that the Broadband Auction Site will comply with the description and technical specifications as contemplated by this Agreement and all Exhibits. FairMarket represents and warrants that the Broadband Auction Site, the FairMarket Auction Services and or any other software or content supplied by FairMarket hereunder is designed to be used prior to, during and after the calendar year 2000 A.D., and that the software will operate during each such time period without error relating to date data.

    c) Each of FairMarket and Excite@Home will indemnify, defend and hold harmless the other party, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, reasonable attorneys fees) arising from:


         i) The breach of any warranty, representation or covenant by FairMarket or Excite@Home, as applicable, in this Agreement; or

         ii) Any claim that the Broadband Auction Site or any all information, service or content provided to Excite@Home or FairMarket, as applicable or made available to third parties by FairMarket or Excite@Home, as applicable, in connection with this Agreement infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content.

         A party seeking indemnification hereunder will promptly notify the other party of any and all such claims and will reasonably cooperate with such other party in the defense and/or settlement thereof; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts the indemnified party in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require the indemnified party's written consent (not to be unreasonably withheld or delayed) and the indemnified party may, at

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         its sole cost and expense, have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

    d) EXCEPT AS SPECIFIED IN THIS AGREEMENT, INCLUDING ALL EXHIBITS, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

10. LIMITATION OF LIABILITYEXCEPT UNDER SECTION 9.c). and 10 c), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF A PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNTS ACTUALLY PAID BY THE OTHER PARTY TO SUCH PARTY HEREUNDER.

11. DISPUTE RESOLUTION

    a) The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction. For the purposes of this section only, the parties consent to venue in either the state courts of the county in which Excite@Home has its principal place of business or the United States District Court for the Northern District of California.

    b) In the event of disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation, the parties will refer the dispute(s) to a mutually acceptable mediator for hearing in the county in which Excite@Home has its principal place of business.

    c) In the event that disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, cannot be resolved through good faith negotiation and mediation, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes. The arbitration will be held in the county in which Excite@Home has its principal place of business.

12. GENERAL

    a) ASSIGNMENT. Neither party may assign this Agreement, in whole or in part, without the other party's written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with a merger, reorganization or sale of all, or substantially all, of such party's capital stock or assets. Any attempt to assign this Agreement other than as permitted above will be null and void.

    b) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of FairMarket.

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    c)   NOTICE. Any notice under this Agreement will be in writing and delivered by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth below or such other address as that party may specify in writing pursuant to this Section.

    d) NO AGENCY. The parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

    e) FORCE MAJEURE. Any delay in or failure of performance by either party under this Agreement caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions will not be considered a breach of this Agreement and such performance will be excused for the number of days such occurrence reasonably prevents performance, but in no case will such excuse extend beyond six (6) months.

    f) SEVERABILITY. In the event that any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

    g) ENTIRE AGREEMENT. This Agreement, including Exhibits A, B, C, and D, which are incorporated by this reference, is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. Notwithstanding the foregoing sentence, the parties acknowledge that the "Narrowband Outlet Store Agreement" signed on or about December 2000, and the "Termination, Settlement and Mutual Release Agreement" signed on or about December 2000, are not superceded by this Broadband Auction Services Agreement. This Broadband Auction Services Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

At Home Corporation                           FairMarket, Inc.

By:   /s/ Byron W. Smith                      By:  /s/ Eileen Rudden
      -----------------------------------          -----------------------------


Name: Byron W. Smith                          Name: Eileen Rudden
      -----------------------------------          -----------------------------



Title: EVP, Consumer Broadband Svcs & Cmc     Title: CEO
       ----------------------------------           ------



Date: 12/28/00                                Date: 12/28/00
      -----------------------------------           ----------------------------



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